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                                  Exhibit 99.1


           SOHU.com announces ChinaRen.com closing, management changes

BEIJING, CHINA, October 31, 2000 - Chinese Internet portal SOHU.com (Nasdaq:
SOHU) today announced the closing of its acquisition of the leading youth community web site ChinaRen.com. The closing, which formally took place on October 18, puts the final touches on the acquisition, which has created the largest Internet portal in Mainland China measured by a combined registered user base of 9.2 million and daily page views of 64 million.

A total of 4.4 million shares were issued to the former stockholders of ChinaRen.com. The former ChinaRen stockholders will be granted registration rights, but have agreed not to sell any of their shares for 180 days after the closing of the acquisition.

The transaction was accounted for as a purchase, with approximately US$30 million to be booked as intangibles resulting from the acquisition. The amortization period for intangibles will range from three to five years.

Both web sites (www.sohu.com and www.chinaren.com) focus exclusively on the
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country-specific Internet needs of Mainland China and have complementary product and user bases. While SOHU.com serves a mass audience with its strong comprehensive content and search capabilities, ChinaRen.com has a loyal following among the urban youth with innovative and sticky community services.

The combined company continues to attract new users to its web sites at a rapid pace. Since the initial announcement of the acquisition agreement on September 14, page views of the combined web sites have grown from 44 million to 64 million as of this release. The registered user base has increased from 7.8 million to 9.2 million as of this release.

"While we contractually agreed to acquire ChinaRen.com by November 15, 2000, we have closed the transaction less than three weeks into the new quarter and five weeks after the original announcement. This is indicative of how eager both sides are to integrate the two companies and fully exploit the opportunities that the booming Chinese Internet market offers," said Dr. Charles Zhang, CEO and President of SOHU.com.

The founders of ChinaRen.com continue their roles in the ChinaRen division, while taking up new responsibilities in the combined company. Joe Chen is responsible for strategic planning and product direction while continuing as CEO of the ChinaRen division. Yunfan Zhou is supervising content operations for the combined company and continues as COO of the ChinaRen division. Nick Yang continues as CTO of the ChinaRen division.

SOHU.com also announced that Tom Gurnee, the company's CFO, intends to return to the United States at the end of the year, and will then no longer serve as CFO. He has been appointed to the Board of Directors effective immediately. Derek Palaschuk, Vice President Controller, has been promoted to Vice President Finance and will assume full responsibility for finance and accounting effective upon Mr. Gurnee's departure.

"I am happy to have seen SOHU.com through an initial public offering and the major milestone of the ChinaRen acquisition. But it will be nice to see my family again. I am pleased to be appointed as a member of the Board of Directors because it allows me to continue my involvement with the company for the longer term," Mr. Gurnee said.

About SOHU.com

SOHU.com is one of mainland China's most recognized and established Internet brands and indispensable to the daily life of millions of Chinese who use the portal for their e-mail, home page, chat, messaging,

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news, search, browsing and shopping. Apart from continuous product and services development, SOHU.com also concentrates its efforts on making the Internet ubiquitously available, whether in the office, at home or on the road. SOHU.com, established by Dr. Charles Zhang, one of China's Internet pioneers, is in its fourth year of operation.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, SOHU.com historical and future losses, limited operating history, uncertain regulatory landscape in the People's Republic of China, fluctuations in quarterly operating results, the company's reliance on online advertising sales for substantially all of its revenues and risks associated with management changes and the integration of ChinaRen's operations and management with our existing operations and management. Further information regarding these and other risks is included in SOHU.com's prospectus and in its other filings with the Securities and Exchange Commission.

For further information:

Caroline Straathof/Beilei Zheng
SOHU.com
Tel: +86 10 6510 1379
e-mail: straathof@itc.com.cn
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e-mail: beilei@itc.com.cn
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Robin Lutchansky/ Dan Lutchansky
Lutchansky Communications Inc.
Tel: +1 408 938 9050
e-mail: robin@Lcomm.com
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e-mail: dan@Lcomm.com
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Investor relations (U.S.A.) tel: 408-278 7820

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